Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Nano Dimension Ltd.:

We consent to the incorporation by reference in the registration statements (No. 333-217173 and 333-233905) on Form F-3, and the registration statement (No. 333-214520) on Form S-8, of Nano Dimension Ltd. of our report dated March 9, 2020, with respect to the consolidated statements of financial position of Nano Dimension Ltd. and its subsidiaries as of December 31, 2019 and 2018, and the related consolidated statements of profit or loss and other comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes, which report appears in the December 31, 2019 annual report on Form 20-F of Nano Dimension Ltd.

Our report dated March 9, 2020 contains an explanatory paragraph that states that Nano Dimension Ltd. has suffered recurring losses from operations and has a lack of sufficient resources that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Our report refers to a change in method of accounting for leases.

/s/ Somekh Chaikin
Certified Public Accountants (Israel)
A member firm of KPMG International

Tel Aviv, Israel
March 10, 2020